Exhibit 16.1
Letterhead of KPMG LLP
December 21, 2005
Securities and Exchange Commission
Washington, DC 20549
Ladies and Gentlemen:
We were previously principal accountants for Quadriga Superfund, L.P.–Series A and Series B (“the Fund”) and, under the date March 4, 2005, we reported on the financial statements of the Fund as of and for the years ended December 31, 2004 and 2003. On December 14, 2005, we declined to stand for re-election as principal accountants. We have read Superfund Capital Management Inc.’s statements included under Item 4.01 of its Form 8-K dated December 21, 2005, and we agree with such statements.

Very Truly Yours,
/s/ KPMG LLP
KPMG LLP